UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant   ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Under Rule 14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐   Fee paid previously with preliminary materials.
☐   Fee computed on table per Exchange Act Rules 14a-6(i)(4) and 0-11.

650 Fifth Avenue, 30th Floor, New York, NY 10019
T: (212) 415-6500
www.NewYorkCityREIT.com
Dear Fellow Shareholder,
We are proud that 2021 was one of the strongest years in our history. Despite the significant challenges of the COVID-19 pandemic, New York City REIT, Inc. (“NYC” or the “Company”) worked tirelessly to enhance the value of your investment and we are emerging from this difficult time better positioned than ever to thrive in the exciting New York City real estate market.
2021 highlights include:
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Provided shareholders with a meaningful and consistent quarterly dividend of ten cents per share;

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Entered into 17 new lease agreements, totaling over 200,000 square feet, and also executed four lease renewals totaling over 62,000 square feet;

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Recognized as one of the best-performing property owners/managers in New York City, as evidenced by our 123 William Street property being named Building of the Year in the Operating Office Building 500,000 – 1,000,000 square foot category by the Building Owners and Managers Association of New York;

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Continued our superior asset and property management, with a fourth quarter occupancy rate of 83% and rent collection rate of 96%, representing a 14% collection rate increase year-over-year(1); and

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NYC stock generated a total return(2) of 70%, outperforming the S&P 500 by 47% and the Company’s direct competitor set(3), which comprises other New York City-focused REITs, by 48%.

NYC’s success is driven by the dedicated efforts of the Company’s dynamic and experienced Board of Directors and management team to grow the business thoughtfully while maintaining a strong financial position that enables continued investment in our future. We are confident in our long-term growth prospects and business strategy, and in our ability to generate significant value for shareholders.
Throughout our history, the leadership of NYC has believed strongly in the importance of aligning our interests with those of all shareholders. As CEO, I am NYC’s largest individual shareholder and, together with other members of our management team and Board, we have continually been acquirors of the Company’s shares. In fact, the independent directors on our Board demonstrated their commitment to NYC’s future by recently purchasing a total of 19,660 shares using their own funds, in addition to the shares they acquire as compensation, bringing their total ownership to 57,370 shares.
Despite our success in 2021, you may be aware that there is an insurgent shareholder, Comrit Investments 1, LP (“Comrit”), that has been trying to divert your attention from NYC’s strong performance, financial position and future prospects in pursuit of what we believe is a self-serving campaign to advance its agenda by electing its handpicked candidate to NYC’s Board. NYC’s Board strongly encourages you to ignore this group’s distracting rhetoric so that your leadership team can continue to execute the strategy that has generated attractive returns in the past and has the potential to create significant additional value on your behalf in the future.
We urge you to please review the proxy statement carefully and use the Company’s GOLD proxy card to vote as soon as possible for the Board’s nominee and in accordance with the Board’s recommendations on the other proposals. You may authorize a proxy to vote your shares by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided, whether or not you plan to attend the

Annual Meeting. For your convenience, you may also authorize a proxy to vote your shares by telephone or via the Internet by following the instructions on the enclosed GOLD proxy card.
Sincerely,
Michael Weil, Chief Executive Officer
Your Vote Is Important, No Matter How Many or How Few Shares You Own!
Please vote today by telephone, via the Internet or by signing, dating and returning the enclosed GOLD proxy card. Simply follow the easy instructions on the GOLD proxy card.
If you have questions about how to vote your shares, please contact:
INNISFREE M&A INCORPORATED Shareholders May Call Toll-free: (877) 750-8197 Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:
Please simply discard any WHITE proxy card that you may receive from Comrit. Returning a WHITE proxy card — even if you “withhold” on the Comrit’s nominees — will revoke any vote you had previously submitted on NYC REIT’s
GOLD proxy card.

(1)
Collection data as of March 1, 2022. Total rent collected during the period includes both Cash Rent due and payments made by tenants pursuant to rent deferral agreements or otherwise. Excludes fourth quarter Cash Rent received after March 1, 2022 that would apply to fourth quarter Cash Rent.

(2)
Source: S&P Capital IQ. Calculated by taking the ending share price on April 13, 2022 less the beginning share price on January 1, 2021 plus dividends paid divided by the beginning share price on January 1, 2021 and shown as a percentage.

(3)
Peer group consists of SLG, VNO, ESRT and PGRE. See also the Company’s Annual Report on Form 10-K for further information on the performance of the Company’s Class A common stock.